Exhibit 10.1

FORM OF
RESTRICTED STOCK UNIT AGREEMENT
20__ GRANT
[for grants made on or after March 1, 2019]

THIS AGREEMENT, dated as of March 1, 20__, (“Grant Date”) is between Mastercard Incorporated, a Delaware Corporation (“Company”), and you (the “Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).
WHEREAS, the Company has established the Plan, the terms of which Plan, but not the standard terms and conditions of Section 9.4, are made a part hereof;
WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan;
NOW, THEREFORE, the parties hereby agree as follows:
1.    Grant of Units.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee the number of Units reflected in the Employee’s grant statement, the terms of which statement are incorporated as a part of this Agreement. The Units comprising this award will be recorded in an unfunded Units account in the Employee’s name maintained on the books of the Company (“Account”). Each Unit represents the right to receive one share of the Company’s $0.0001 par value Class A Common Stock (“Common Shares”) under the terms and conditions set forth below.
2.    Vesting Schedule.
(a)    Subject to (b), (c) and (d) below, the interest of the Employee in the Units shall vest on February __, 20__ (the “Vesting Date”), conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of the Vesting Date. In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer for any reason other than as set forth in (b), (c) or (d), unvested Units shall be forfeited. A transfer of Employee’s employment among the Company and any Affiliated Employer shall not be treated as a Termination of Employment hereunder. As a condition of the Employee’s right to vest in the Units, the Employee shall be required to execute and comply with any Mastercard LTIP Non-Competition Agreement that the Company requires for the Employee to be eligible to participate in the Plan, and to execute any other documents required by the Committee pursuant to this Agreement. If the Employee has not executed and delivered to the Company any such required Mastercard LTIP Non-Competition Agreement by the date required by the Company, which will in no event be later than the Vesting Date or such earlier vesting event pursuant to (c) below, the unvested Units shall be forfeited.
(b)    In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee’s death following the Grant Date, 100 percent of the Employee’s then unvested Units shall vest and be payable, as set forth in section 6(b). In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer due to Disability or Retirement seven months or longer after the Grant Date, unless circumstances exist at the time of Termination of Employment that would constitute Cause, unvested Units shall continue to vest as if there had been no Termination of Employment and shall be paid as set forth in section 6(a).
(c)    In the event of the Employee’s Termination of Employment by the Company or an Affiliated Employer, or successor thereto, without Cause or due to a Job Elimination six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested Units shall vest upon the later of the Employee’s termination date or the Change in Control and be payable in accordance with section 6(c).
(d)    In the event of the Employee’s Termination of Employment with the Company or an Affiliated Employer due to a Job Elimination (other than in connection with a Change in Control, as provided in section 2(c)), the Employee’s interest in a pro-rata portion of the unvested Units shall continue to vest as if there had been no Termination of Employment and shall be paid as set forth in section 6(a), contingent upon the Employee’s execution and non-revocation of a separation agreement and/or a release of all claims in a form satisfactory to the Company within a period of 75 days following the Job Elimination Date. Such pro-rata portion of the unvested Units shall be calculated based on the ratio of (x) the number of full and partial months worked by the Employee from the Grant Date to the Job Elimination date, to (y) the total number of months in the original vesting schedule of the Units. For this purpose, a “Job Elimination” shall mean either (i) the Employee’s involuntary and permanent Termination of Employment by the Company or an Affiliated Employer because of a permanent layoff, reduction in force, facility closing, reorganization, or consolidation, or (ii) the Employee’s involuntary Termination of Employment with the Company or an Affiliated Employer after the Employee has been offered and declined continued employment with the Company or an Affiliated Employer in a position that is, in the Company’s sole judgment, not comparable to or better than the position that the Employee previously held with the Company or an Affiliated Employer. Notwithstanding the foregoing, the Employee shall not be entitled to continued vesting of the Units under this Section 2(d) if the Employee incurs a “Disqualifying Event” under the terms of the Mastercard International Incorporated Severance Plan or, as applicable, the Amended and Restated Mastercard International Incorporated Executive Severance Plan. To obtain a copy of the Mastercard International Incorporated Severance Plan, please send a request to the Employment Counsel at 2000 Purchase Street, Purchase, NY 10577.

3.    Transfer Restrictions.
The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.
4.    Stockholder Rights.
Prior to the time that the Employee’s Units vest and the Company has issued Common Shares relating to such Units, the Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units. Specifically, and without limiting the foregoing, the Employee shall not be entitled to dividends or dividend equivalents prior to being issued Common Shares.
5.    Changes in Stock.
In the event of any change with respect to outstanding Common Shares contemplated by Section 4.6(1) of the Plan, the Units may be adjusted in accordance with Section 4.6(1) of the Plan.
6.    Form and Timing of Payment.
(a)    The Company shall pay within 60 days following the Vesting Date set forth in section 2(a) above, a number of Common Shares equal to the aggregate number of vested Units credited to the Employee as of vesting; provided, however, that payment of any Units that vest pursuant to Section 2(d) may occur within up to 74 days following the Vesting Date in connection with the Employee’s execution and non-revocation of a separation agreement and/or a release of all claims. Further, in the event that the Vesting Date falls within the period the Employee has to provide a separation agreement and/or a release of all claims pursuant to Section 2(d) and such period spans two calendar years, any payment of the vested Units will be made in the second calendar year.
(b)    In the event of vesting under section 2(b) above due to an Employee’s death, payment shall be made within 90 days following death, or where additional time is needed for administrative reasons, at such later time as is permitted under Code section 409A.
(c)    In the event of vesting under section 2(c) above due to Termination of Employment in connection with a Change in Control, payment shall be made as follows: (i) in the event of Termination of Employment prior to the Change in Control, within 90 days following the Change in Control; or (ii) in the event of Termination of Employment after the Change in Control, on the first business day which is at least seven months following the Termination of Employment or at such later date permitted under Code section 409A.
(d)    Notwithstanding section 6(a) above, the Company may, in its sole discretion, settle the Units in the form of a cash payment to the extent settlement in Common Shares is prohibited under local law, or would require the Employee, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Employee’s country of residence (or country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the Units in the form of Common Shares but require the Employee to immediately sell such Common

Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on behalf of the Employee).
7.    Compliance with Law.
No Common Shares (or cash pursuant to section 6(d) above) will be delivered to the Employee in accordance with section 6 above unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws, including, without limitation, any rule, regulation or procedure of the U.S. national securities exchange upon which the Company’s Common Shares are traded or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or an Affiliated Employer.
8.    Death of Employee.
In the event of the Employee’s death, where the death results in vesting and payment of Units under section 2(b) above, payment shall be made to the Employee’s estate.
9.    Taxes.
The Employee shall be liable for any and all taxes, including income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), arising out of this grant or the issuance of the Common Shares on vesting of Units hereunder or any other taxable event in connection with the Units.
Prior to any such taxable event, the Employee (or the Employee’s estate) shall pay or make adequate arrangements satisfactory to the Company or, if different, the Employee’s employer (the “Employer”) to meet the Company’s or the Employer’s withholding obligations for Tax-Related Items. In this regard, the Company is authorized to deduct from the total number of Common Shares the Employee is to receive on settlement of the Units a number of Common Shares with a total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate or, to the extent permitted by the Plan and applicable accounting principles, up to the maximum applicable withholding rate. If the obligation for Tax-Related Items is satisfied by withholding in Common Shares, for tax purposes, the Employee is deemed to have been issued the full number of Common Shares subject to the vested Units, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the Tax-Related Items.
Alternatively, provided the Employee is not subject to Securities and Exchange Commission Rule 16b-3, the Company may sell or arrange for the sale of a sufficient number of Common Shares issued to the Employee upon settlement of the Units to meet the Tax-Related Items withholding obligation, in which case, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates and the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Share equivalent.
The Employee agrees to pay to the Company or the Employer, including through withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described including, without limitation, any Federal Insurance Contributions Act taxes required to be withheld before settlement of the Units.
Finally, the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility, regardless of any withholding by the Company or the Employer, and that the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the settlement of the Units, the subsequent sale of any Common Shares acquired pursuant to the Units, or the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Employee’s liability for Tax-Related Items. The Company may refuse to issue or deliver the Common Shares, or the proceeds of the sale of Common Shares, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
10.    Discretionary Nature of Plan.
The Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted and vesting provisions.
11.    Consent to On-Line Grant and Acceptance.
The Employee acknowledges and agrees that, as a term of this grant of Units, any grant, communication, or acceptance of such grant, if applicable, is permitted to be made and processed through the online system operated and maintained for this purpose. The Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.
12.    Section 409A.
The Company intends that payments under this Agreement will either comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. To the extent the Company determines that this Agreement is subject to Section 409A, but does not conform with the requirements of Section 409A, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with Section 409A. The Company makes no representation that the Agreement is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Agreement. The Company will have no liability to the Employee or to any other party if the Agreement that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Company with respect thereto.
13.    Recoupment Policy.
As an additional condition of receiving the Units, the Employee agrees that the Units and any benefits the Employee may receive hereunder shall be subject to forfeiture and/or repayment to the Company: (a) to the extent required under the terms of any recoupment or “clawback” policy adopted by the Company and in effect as of the Grant Date; (b) to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and/or (c) in the event the Employee engages in misconduct which has or might reasonably be expected to have material reputational or other harm to the Company, provided that in such case the Company will not seek to recover Units that were paid more than three years before the date the detrimental behavior was discovered or the date the full impact of the misconduct was known, as determined by the Committee. A recovery under this section 13 can be made by withholding compensation otherwise due to the Employee, by cancelling vested but unpaid Units or by such other means determined appropriate by the Committee. The Recoupment Policy set forth in this Section 13 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law.
14.    Miscellaneous.
(a)    All amounts credited to the Employee’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee’s interest in the Account shall make the Employee only a general, unsecured creditor of the Company.
(b)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c)    Any notice required or permitted hereunder that is not covered by section 11 above, shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: EVP, Total Rewards.
(d)    Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company or an Affiliated Employer. Neither the Plan nor this Agreement shall interfere with the rights of the Company or an Affiliated Employer, as applicable, to terminate the employment of the Employee and/or take any personnel action affecting the Employee without regard to the effect which such action may have upon the Employee as a recipient or prospective recipient of any benefits under the Plan or this Agreement.

The value of the Units granted hereunder is an extraordinary item of compensation outside the scope of the Employee’s terms and conditions of employment and/or employment contract, if any. As such, the Units granted hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(e)    The Company reserves the right to impose other requirements on the Units, any Common Shares acquired or payment made pursuant to the Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(f)    Notwithstanding any provisions in this Agreement, the Units will be subject to any country-specific terms set forth in an addendum to this Agreement for Participants who work or reside in a country outside the United States (“Addendum”). Moreover, if the Employee relocates to one of the countries included in the Addendum, the terms for such country will apply to him or her, to the extent the Company determines that the application of such terms is necessary or advisable. The Addendum constitutes part of this Agreement.
(g)    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Agreement is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.
(h)    This Agreement, along with the incorporated grant statement, an executed Mastercard LTIP Non-Competition Agreement, and any special provisions for the Employee’s country of residence or employment, as set forth in the applicable Addendum, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By ___________________________________
Name:
Title: